Exhibit 99.1

AMC ENTERTAINMENT HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2014 RESULTS

Leawood, Kan. — July 30, 2014 (BUSINESS WIRE) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the second quarter, which ended June 30, 2014.

Highlights for the quarter include the following:

•                  Total revenues were $726.6 million compared to total revenues of $762.7 million for the three months ended June 30, 2013.

•                  Admissions revenues were $478.7 million compared to $515.3 million for the quarter ended June 30, 2013. Average ticket price increased to $9.55.

•                  Food and beverage revenues were $211.6 million and food and beverage revenues per patron increased 4.5% to $4.22, representing the highest in the history of the Company.

•                  Earnings from continuing operations were $31.4 million compared to earnings of $61.9 million for the three months ended June 30, 2013, and diluted earnings per share from continuing operations were $0.32 compared to $0.81 for the three months ended June 30, 2013.

•                  Adjusted EBITDA was $131.8 million compared to $134.7 million for the three months ended June 30, 2013(1).

•                  Net earnings were $31.4 million compared to a net earnings of $61.6 million for the three months ended June 30, 2013, and diluted net earnings per share were $0.32 compared to $0.81 for the three months ended June 30, 2013.

“In spite of some tough comparisons, we enter the second half of the year building momentum behind our continuing transformation of the AMC guest experience. Our five strategic action fronts continue to deliver innovation, additional revenue opportunities, improved profit flow-through and better-than-industry results,” said Gerry Lopez, AMC president and chief executive officer.  “Our vision for the circuit is working and is long-term, and we’re keeping our focus on it.”

“Our comfort and convenience, and enhanced food and beverage initiatives drive significant benefits for our guests and the Company, and are helping us outperform our peers. One of the newest, best examples is open source internet ticketing. After rolling out our own ticketing engine in April, tickets to an AMC theatre are now both easier to get and available in more places on the web than any of our competitors’. So far, we’ve seen a 45 percent increase in online ticket revenues this year, and have sold approximately 13 million online tickets this year. “

(1)         (Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

Conference Call / Webcast Information

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5 p.m. Eastern Time today. Participants may access the live webcast by visiting the Company’s investor relations website at investor.amctheatres.com. The call also can be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 8 p.m. Eastern Time today through midnight Eastern Time on August 13, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13585928. The archive of the webcast will be available on the Company’s website for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the guest experience leader with 342 locations and 4,968 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; and unexpected delays and costs related to our optimization of our theatre circuit.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 4, 2014, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

Media Contacts - AMC Entertainment Holdings, Inc.:

Jessica Liddell

(203) 682-8200

Jessica.Liddell@icrinc.com

Investor Relations - AMC Entertainment Holdings, Inc.:

Dan Foley

(866) 248-3872

InvestorRelations@amctheatres.com

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 6/30/14 and 6/30/13

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Admissions	$478,667	$515,306	$887,687	$898,190
Food and beverage	211,597	219,477	393,361	387,414
Other theatre	36,309	27,882	68,283	54,863

Total revenues	726,573	762,665	1,349,331	1,340,467

Operating costs and expenses
Film exhibition costs	257,220	285,395	469,320	476,719
Food and beverage costs	30,341	30,550	55,464	53,748
Operating expense	189,283	187,219	368,976	351,429
Rent	113,861	113,542	228,805	227,348
General and administrative:
Merger, acquisition and transaction costs	572	706	934	1,653
Other	15,149	17,034	33,369	33,347
Depreciation and amortization	51,750	50,370	106,527	98,832
Operating costs and expenses	658,176	684,816	1,263,395	1,243,076

Operating income	68,397	77,849	85,936	97,391
Other expense (income)
Other income	(4,157)	(294)	(8,386)	(294)
Interest expense:
Corporate borrowings	27,989	32,310	57,647	65,483
Capital and financing lease obligations	2,486	2,637	5,011	5,308
Equity in earnings of non-consolidated entities	(9,597)	(23,274)	(4,213)	(23,820)
Investment expense (income)	172	282	(7,685)	(3,337)
Total other expense	16,893	11,661	42,374	43,340

Earnings from continuing operations before income taxes	51,504	66,188	43,562	54,051
Income tax provision	20,090	4,330	16,990	7,430

Earnings from continuing operations	31,414	61,858	26,572	46,621
Gain (loss) from discontinued operations, net of income taxes	(21)	(282)	313	4,697

Net earnings	$31,393	$61,576	$26,885	$51,318

Diluted earnings per share:
Earnings from continuing operations	$0.32	$0.81	$0.27	$0.61
Earnings from discontinued operations	—	—	0.01	0.07
Net earnings per share	$0.32	$0.81	$0.28	$0.68

Average shares outstanding diluted	97,628	76,000	97,628	76,000

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	June 30,	December 31,
	2014	2013
Cash and equivalents	$235,305	$546,454
Corporate borrowings	1,799,350	2,078,811
Other long-term liabilities	387,049	370,946
Capital and financing lease obligations	112,811	116,199
Stockholders’ equity	1,524,429	1,507,470
Total assets	4,709,696	5,046,724

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$107,823	$97,622	$106,248	$133,504
Capital expenditures	(59,609)	(65,345)	(115,208)	(104,695)
Screen additions	12	—	12	—
Screen acquisitions	11	18	12	25
Screen dispositions	13	12	26	29
Construction openings (closures), net	13	(10)	(6)	(47)
Average screens-continuing operations	4,878	4,837	4,865	4,855
Number of screens operated			4,968	4,937
Number of theatres operated			342	343
Screens per theatre			14.5	14.4
Attendance (in thousands) -continuing operations	50,139	54,312	94,964	96,977

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings from continuing operations	$31,414	$61,858	$26,572	$46,621
Plus:
Income tax provision	20,090	4,330	16,990	7,430
Interest expense	30,475	34,947	62,658	70,791
Depreciation and amortization	51,750	50,370	106,527	98,832
Certain operating expenses (2)	7,982	3,216	14,138	6,354
Equity in earnings of non-consolidated entities	(9,597)	(23,274)	(4,213)	(23,820)
Cash distributions from non-consolidated entities	1,793	2,528	18,618	12,579
Investment expense (income)	172	282	(7,685)	(3,337)
Other income (3)	(4,157)	(240)	(8,386)	(240)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	572	706	934	1,653
Stock-based compensation expense (4)	1,311	—	7,668	—
Adjusted EBITDA (1)	$131,805	$134,723	$233,821	$216,863

(1) We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us;  and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other income was due to net gains on extinguishment of indebtedness  related to the cash tender offer and redemption of the Notes due 2019, partially offset by other expenses.

(4) Non-cash expense included in General and administrative: Other